Exhibit 4.1

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”) is entered into and dated as of August 19, 2025 (the “Effective Date”), by and between Blink Charging Co., a Nevada corporation (“HoldCo”), and the former equityholders of Envoy Technologies, Inc. (“Equityholders”), through their agent, Fortis Advisors, LLC (“Equityholder’s Agent”).

This Agreement is being entered into in accordance with Section 2.1(c)(i)(4)(C) of the Agreement and Plan of Merger, dated as of April 18, 2023, by and among HoldCo, Envoy Mobility, Inc. (formerly Blink Mobility, LLC) (“Mobility”), Mobility Merger Sub Inc., Envoy Technologies, Inc. (the “Company”) and the Equityholders’ Agent, as agent for the Equityholders (as amended, the “Merger Agreement”), pursuant to which HoldCo has agreed to, among other things, issue to the Equityholders warrants to purchase shares of HoldCo Common Stock in satisfaction of its obligations in respect of the Stock Consideration contemplated thereby, subject to the terms and conditions set forth herein.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.	Issuance of Warrants; Exercise Price; Form of Exercise.

1.1.	Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, HoldCo hereby agrees to issue to the Equityholders, as and in consideration of a portion of the aggregate Stock Consideration to be received by the Equityholders in connection with the consummation of the transactions contemplated by the Merger Agreement, warrants (collectively, the “Warrants”) to purchase up to an aggregate of 3,898,177 shares of HoldCo Common Stock (the “Warrant Shares”), which shall be allocated among the Equityholders in such amounts as are set forth opposite their respective names attached hereto as Schedule I (“Allocation Schedule”).

1.2.	HoldCo shall cause the Equityholders’ Agent to deliver to each Equityholder a letter, substantially in the form attached hereto as Exhibit A (the “Warrant Letter”), evidencing the Warrants issued pursuant to this Agreement. The Warrant Letter shall be accompanied by the Allocation Schedule setting forth the name of each Equityholder and the number of Warrants allocated to such Equityholder pursuant to this Agreement. The Warrant Letter and the Allocation Schedule shall together constitute conclusive evidence of each Equityholder’s ownership of Warrants hereunder, it being understood that the terms and conditions of the Warrants shall be solely as set forth in this Agreement.

1.3.	The Warrants shall consist of three separate tranches, each subject to the vesting conditions set forth below:

1.3.1.	Tranche A: Warrants to purchase an aggregate of 1,470,588 Warrant Shares, allocated in accordance with the Allocation Schedule, which shall vest and become exercisable, subject to the other terms and conditions of this Agreement, upon the HoldCo Common Stock achieving a last reported sale price on its principal trading market equal to or greater than $1.70 for seven (7) consecutive trading days.

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1.3.2.	Tranche B: Warrants to purchase an aggregate of 1,190,476 Warrant Shares, allocated in accordance with the Allocation Schedule, which shall vest and become exercisable, subject to the other terms and conditions of this Agreement, upon the HoldCo Common Stock achieving a last reported sale price on its principal trading market equal to or greater than $2.10 for seven (7) consecutive trading days.

1.3.3.	Tranche C: Warrants to purchase an aggregate of 1,237,113 Warrant Shares, allocated in accordance with the Allocation Schedule, which shall vest and become exercisable, subject to the other terms and conditions of this Agreement, upon the HoldCo Common Stock achieving a last reported sale price on its principal trading market equal to or greater than $4.85 for seven (7) consecutive trading days.

1.4.	Each Warrant shall entitle the applicable Equityholder to purchase the number of Warrant Shares allocated to such Equityholder as set forth on the Allocation Schedule at an exercise price equal to $0.01 per Warrant Share (the “Exercise Price”), subject to adjustment as set forth in Section 8 below. Except as otherwise provided in this Agreement, exercise of each Warrant may be made, in whole or in part, at any time or times on or after satisfaction of the applicable vesting conditions set forth in this Section 1 and on or before the Expiration Date by delivery to HoldCo of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise substantially in the form attached to the Warrant Letter (the “Notice of Exercise”) to the e-mail address set forth in such Notice of Exercise. Payment of the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise shall be made by net exercise of such Warrant Shares based on the last reported sale price for HoldCo Common Stock on the trading day immediately following receipt by HoldCo of Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. The Warrant Shares shall be issued in book-entry form and may bear such restrictive legends or notations as may be required under applicable securities laws or pursuant to the terms of this Agreement.

2.	Vesting; Determination. Each tranche of the Warrants shall vest and become immediately exercisable upon the satisfaction of the applicable vesting condition set forth in Section 1 of this Agreement. The determination as to whether any such vesting condition has been satisfied shall be made solely by HoldCo, acting in good faith, based on the last reported sale price of HoldCo Common Stock on its principal trading market as reported on the electronic reporting system of such exchange. For purposes of determining satisfaction of the vesting conditions set forth in Section 1 of this Agreement, each of the share price thresholds of $1.70, $2.10, and $4.85 shall be deemed to reference the trading price of HoldCo Common Stock on a pre-split basis. In the event HoldCo effects any stock split, reverse stock split, or other similar recapitalization, that proportionally alters the number of outstanding shares of HoldCo Common Stock, the vesting price thresholds will be equitably adjusted to preserve the original economic intent of such thresholds. For the avoidance of doubt, if a recapitalization alters the number of outstanding shares of HoldCo Common Stock without altering the fundamental economic value thereof, the vesting price thresholds shall remain unchanged and shall continue to apply as though no such event had occurred.

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3.	Change of Control Acceleration.

3.1.	In the event of a Change of Control, any portion of the Warrants that remains unvested as of immediately prior to the consummation of such Change of Control shall automatically become fully vested and immediately exercisable, without any further action required by HoldCo or the Equityholders, effective immediately prior to and contingent upon the consummation of such Change of Control.

3.2.	Upon such vesting and exercise, the Equityholders shall be entitled to participate in the Change of Control transaction with respect to the Warrant Shares acquired, on the same terms and conditions as other holders of HoldCo Common Stock. HoldCo shall provide written notice to Equityholders’ Agent of any Change of Control reasonably in advance of the consummation thereof, setting forth the material terms and expected treatment of the Warrants and underlying Warrant Shares in such transaction.

3.3.	For the avoidance of doubt, any portion of the Warrants that is not exercised in connection with or prior to the consummation of a Change of Control shall remain exercisable (to the extent then vested) until the Expiration Date (as defined below), unless otherwise terminated or cashed out in accordance with the terms of the Change of Control transaction or this Agreement.

3.4.	For purposes of this Section 3, “Change of Control” shall mean any of the following:

3.4.1.	HoldCo, directly or indirectly, in one or more related transactions effects any merger or consolidation of the HoldCo with or into another person;

3.4.2.	HoldCo directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions;

3.4.3.	any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the HoldCo or another person) is completed pursuant to which holders of HoldCo Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding HoldCo Common Stock or 50% or more of the voting power of the common equity of HoldCo;

3.4.4.	HoldCo, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the HoldCo Common Stock or any compulsory share exchange pursuant to which the HoldCo Common Stock is effectively converted into or exchanged for other securities, cash or property; or

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3.4.5.	HoldCo, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires 50% or more of the outstanding shares of HoldCo Common Stock or 50% or more of the voting power of the common equity of the HoldCo.

4.	Term and Expiration.

4.1.	The Warrants issued pursuant to this Agreement shall remain outstanding and exercisable, subject to the satisfaction of the applicable vesting conditions set forth in Section 1, until 5:00 p.m. Eastern Time on the date that is twenty (20) months following the Effective Date of this Agreement (such date, the “Expiration Date”).

4.2.	Any portion of the Warrants that remains unexercised as of the Expiration Date shall automatically and without further action by any party be deemed null and void, and all rights with respect to such unexercised Warrants shall cease and terminate as of the Expiration Date.

4.3.	HoldCo shall not be obligated to provide any prior notice to the Equityholders or the Equityholders’ Agent of the impending expiration of the Warrants. The failure to provide such notice shall not affect the termination of the Warrants upon the Expiration Date as set forth herein. The rights of the Equityholders to exercise any vested Warrants shall be strictly limited to the period from the applicable vesting date through and including the Expiration Date, subject to any earlier termination in accordance with the provisions of this Agreement.

5.	Share Delivery.

5.1.	Promptly following the valid exercise of any portion of the Warrants in accordance with the terms of this Agreement, and in any event no later than five (5) business days after HoldCo’s receipt of the applicable notice of exercise, HoldCo shall deliver to the Equityholder the corresponding number of Warrant Shares, free and clear of all liens, claims, and encumbrances (other than restrictions arising under applicable federal and state securities laws, the leak-out restrictions set forth in Section 6 of this Agreement, and the registration rights set forth in Annex A to the Amendment No. 4 to Agreement and Plan of Merger, dated as of August 4, 2025, by and among Mobility, the Company and the Equityholders’ Agent).

5.2.	Such Warrant Shares shall be (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) issued in book-entry form through the facilities of the applicable transfer agent unless otherwise agreed by the parties in writing. HoldCo shall not be required to issue fractional shares upon exercise of any Warrant, and in lieu thereof, the number of shares to be issued shall be rounded down to the nearest whole share with no cash or other payment due in respect of such fractional share.

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5.3.	Each Equityholder shall be deemed for all corporate purposes to have become the holder of record of such Warrant Shares as of the date on which it delivers such notice of exercise to HoldCo, provided that payment of any applicable taxes and compliance with all other conditions precedent to such issuance have been satisfied. HoldCo shall take all such actions as may be necessary to ensure that such Warrant Shares are properly and timely delivered, including by coordinating with its transfer agent to facilitate such issuance. To the extent HoldCo is required to withhold or pay any taxes (including, without limitation, income payroll, Social Security, Medicare, or similar employment taxes) or any transfer taxes in connection with the issuance of Warrants Shares, HoldCo shall have the right, in its sole discretion, to reduce the number of Warrant Shares otherwise deliverable to such Equityholder in order to satisfy such withholding or transfer tax obligations, based on the last reported sale price (or, at HoldCo’s option, the fair market value as reasonably determined by the Board) of HoldCo Common Stock on the trading day immediately following HoldCo’s receipt of this Notice of Exercise. If the withholding or transfer tax obligations exceed the number of Warrant Shares that may be withheld, the Equityholder shall promptly remit to HoldCo an amount in cash sufficient to satisfy any remaining withholding or transfer tax obligation.

6.	Leak-Out Restrictions.

6.1.	The Warrant Shares issued pursuant to this Agreement shall be subject to the following restrictions during the period commencing on the date such shares first become freely tradable pursuant to applicable federal securities laws (the “Leak-Out Period Start Date”) and ending on the one hundred twentieth (120th) day thereafter (the “Leak-Out Period”):

6.1.1.	Each Equityholder shall not sell more than two percent (2%) of the total number of Warrant Shares and other shares of HoldCo Common Stock it is entitled to as Stock Consideration under the Merger Agreement (collectively, the “Leak-Out Shares”) on any trading day;

6.1.2.	Each Equityholder shall not sell more than twenty percent (20%) of the total Leak-Out Shares during any calendar month (the “Monthly Limit”);

6.1.3.	Any portion of the Monthly Limit not sold in a given month shall not be carried forward;

6.1.4.	During the final thirty (30) days of the Leak-Out Period, each Equityholder may sell up to five percent (5%) of the Leak-Out Shares on any trading day, subject to the Monthly Limit; and

6.1.5.	All sales shall be effected through the principal trading market on which HoldCo Common Stock is listed at the time of sale.

6.2.	HoldCo shall instruct its transfer agent to restrict transfers of the Warrant Shares consistent with this Section 6 and may impose appropriate legends or other transfer restrictions during the Leak-Out Period.

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6.3.	Notwithstanding the sale provisions of Section 6.1, all sales must be completed in accordance with applicable federal securities laws.

7.	Transferability.

7.1.	The Warrants, and any rights hereunder, may not be assigned, sold, offered, transferred, encumbered, hypothecated, pledged, or otherwise disposed of, in whole or in part, by any Equityholder without the prior written consent of HoldCo, except as expressly permitted in the Merger Agreement or as provided in this Section 7.

7.2.	Notwithstanding the foregoing, the Warrants may be transferred by an Equityholder, without the prior written consent of HoldCo, to one or more affiliates of the Equityholder (as such term is defined under Rule 405 of the Securities Act), provided that (i) such transfer is made in compliance with all applicable federal and state securities laws, (ii) the transferee agrees in writing to be bound by the terms and conditions of this Agreement, and (iii) such transfer does not cause HoldCo to be in violation of any applicable law, rule, regulation, or agreement.

7.3.	Any attempted assignment or transfer in violation of this Section 7 shall be null and void ab initio and of no legal effect. HoldCo shall not be required to recognize on its books any purported transferee in connection with such a transfer, and no such transferee shall be deemed to have any rights of an Equityholder hereunder.

7.4.	The Warrants and any Warrant Shares issued upon exercise thereof shall bear appropriate legends restricting transfer under applicable securities laws unless and until such shares are registered or exempt from registration under the Securities Act.

8.	Adjustments.

8.1.	Notwithstanding anything to the contrary in Section 2 of this Agreement, the number of Warrant Shares issuable upon exercise of the Warrants and the applicable exercise price shall be subject to equitable adjustment from time to time in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, reorganization, merger, consolidation, or similar transaction involving HoldCo that affects the number of outstanding shares of HoldCo Common Stock. Such adjustments shall be made in a manner that proportionately preserves, as nearly as possible, the economic rights and value of the Warrants immediately prior to such event.

8.2.	Without limiting the terms and conditions of Section 3 of this Agreement, in the event of a merger or consolidation of HoldCo with or into another entity, or the sale of all or substantially all of HoldCo’s assets (each, a “Fundamental Transaction”), the Warrants shall be assumed or substituted for by the successor or surviving entity, and each Equityholder shall thereafter have the right to receive, upon exercise of the Warrants, the same amount and kind of securities, cash, or other property as such Equityholder would have been entitled to receive upon the occurrence of such Fundamental Transaction had the Warrants been exercised immediately prior thereto, all subject to further equitable adjustment.

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8.3.	HoldCo shall promptly notify Equityholder’s Agent in writing of any adjustment made pursuant to this Section 8, including a description of the event requiring such adjustment, the manner of computation, and the resulting adjusted number of Warrant Shares and exercise price.

8.4.	Notwithstanding the foregoing, no adjustment shall be made to the number of Warrant Shares or the exercise price with respect to (i) the issuance of securities pursuant to any equity compensation plan approved by HoldCo’s stockholders, (ii) the issuance of securities in connection with bona fide acquisitions, mergers, joint ventures, licensing arrangements, or strategic transactions, or (iii) the issuance of securities upon exercise or conversion of any securities of HoldCo that are outstanding as of the Effective Date of this Agreement, except to the extent such securities themselves provide for anti-dilution adjustments.

9.	No Rights as Stockholder.

9.1.	The Warrants granted under this Agreement are contractual rights to acquire shares of HoldCo Common Stock upon the terms and subject to the conditions set forth herein and do not confer upon the Equityholders any rights of a stockholder of HoldCo unless and until the Warrants are duly exercised and the corresponding Warrant Shares have been validly issued and delivered to the respective Equityholder in accordance with this Agreement.

9.2.	Without limiting the generality of the foregoing, the Warrants shall not entitle the Equityholder to any voting rights, rights to receive dividends or other distributions (whether in cash, securities, or other property), rights to notice of or to attend meetings of stockholders, or any other rights or privileges of a stockholder of HoldCo with respect to any Warrant Shares or any other securities of HoldCo.

9.3.	No provision of this Agreement, in the absence of exercise of the Warrants, and no enumeration herein of any rights or privileges of the Equityholder, shall give rise to any liability of any Equityholder as a stockholder of HoldCo or confer upon any Equityholder any of the rights of a stockholder unless and until such time as an Equityholder shall have validly exercised the Warrants and been issued Warrant Shares in accordance with the terms hereof.

10.	Governing Law.

10.1.	This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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10.2.	Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located within the State of New York for the purpose of any suit, action, or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any action, suit, or proceeding relating thereto except in such courts. Each party irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue in such courts and any claim that any such action, suit, or proceeding has been brought in an inconvenient forum.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.	Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. No Equityholder shall assign, transfer, or otherwise convey any of its rights or obligations under this Agreement, in whole or in part, to any person or entity, except to an affiliate of such Equityholder and only with the prior written consent of HoldCo, which consent may be granted or withheld in HoldCo’s sole discretion; provided that, notwithstanding anything to the contrary herein, any Equityholder or any successor, transferee or assign of such Equityholder may, without consent of HoldCo, assign, transfer or convey all of its rights and obligations under this Agreement, in whole but not in part, to any person or entity to whom a Warrant is being validly transferred in accordance with, and in compliance with the terms and conditions of such Warrant so long as such assignment, transfer or conveyance of all rights and obligations under this Agreement is made concurrently with, and contingent upon, such transfer of such Warrant. Any attempted assignment or transfer in violation of this provision shall be null and void and of no force or effect. For purposes of this Agreement, “affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with an Equityholder.

12.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

14.	Entire Agreement. This Agreement, together with the Merger Agreement and all exhibits, annexes, and schedules thereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous discussions, negotiations, agreements, understandings, representations, and warranties, whether oral or written, between the parties relating to the Warrants or any of the transactions contemplated hereby. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless made in writing and signed by each of the parties hereto. Each party acknowledges and agrees that it has not relied on any representation, warranty, agreement, or statement not expressly set forth in this Agreement or the Merger Agreement in entering into this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Warrant Agreement as of the date first written above.

BLINK CHARGING CO.

By:	/s/ Michael Battaglia
Name:	Michael Battaglia
Title:	Chief Executive Officer

FORTIS ADVISORS, LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

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Schedule I

Allocation Schedule

See attached

Exhibit A

Form of Warrant Letter

August 26, 2025

Re:	Warrant Agreement

Dear Equityholders:

This letter (this “Warrant Letter”) is delivered to you pursuant to that certain Warrant Agreement, dated as of August 19, 2025 (the “Agreement”), by and between Blink Charging Co., a Nevada corporation, and Fortis Advisors, LLC, as Equityholders’ Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, Blink Charging Co. has agreed to issue to the Equityholders warrants to purchase up to an aggregate of 3,898,177 shares of common stock, par value $0.01 per share, of Blink Charging Co. (the “Warrants”). The allocation of such Warrants among the Equityholders is set forth on Schedule I attached hereto (the “Allocation Schedule”).

This Warrant Letter, together with the Allocation Schedule, constitutes conclusive evidence of each Equityholder’s ownership of the Warrants allocated to such Equityholder pursuant to the Agreement; provided, however, that such Warrants shall remain subject to the vesting conditions set forth in Section 1 of the Agreement. The terms and conditions of the Warrants, including such vesting conditions, are set forth exclusively in the Agreement, and this Warrant Letter does not confer any rights or obligations other than as expressly set forth therein.

In accordance with Section 1.4 of the Agreement, any Equityholder wishing to exercise all or any portion of its Warrants shall complete and deliver to Blink Charging Co. a Notice of Exercise, substantially in the form attached hereto as Schedule II, in accordance with the terms of the Agreement.

A copy of the Agreement may be obtained upon request by contacting Fortis Advisors, LLC at support@fortisrep.com.

Very truly yours,

BLINK CHARGING CO.

By:
Name:
Title:

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Schedule I

Allocation Schedule

See attached

A-2

Schedule II

NOTICE OF EXERCISE

To: BLINK CHARGING CO.

E-MAIL: legal@blinkcharging.com

(1) The undersigned hereby elects to purchase ________ Warrant Shares of Blink Charging Co. pursuant to the terms of the Warrant Agreement.

(2) Payment for the exercise price, any transfer taxes due upon issuance and any required tax withholdings shall be satisfied via net exercise of such Warrant Shares based on the last reported sale price for Blink Charging Co. Common Stock on the trading day immediately following receipt by Blink Charging Co. of this Notice of Exercise.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF EQUITYHOLDER]

Name of Entity or Person: _______________________________

Signature of Authorized Signatory of Entity or Person: _______________________________

Name of Authorized Signatory: _______________________________

Title of Authorized Signatory: _______________________________

Date: _______________________________

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